Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief
Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter 2024

Third Quarter 2024

•	Net Earnings of $51 million, or $0.37 per share

•	Return on Average Assets of 1.23%

•	Return on Average Tangible Common Equity of 14.93%

•	Net Interest Margin of 3.05%

Ontario, CA, October 23, 2024-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2024.

CVB Financial Corp. reported net income of $51.2 million for the quarter ended September 30, 2024, compared with $50.0 million for the second quarter of 2024 and $57.9 million for the third quarter of 2023. Diluted earnings per share were $0.37 for the third quarter, compared to $0.36 for the prior quarter and $0.42 for the same period last year. Net income of $51.2 million for the third quarter of 2024 produced an annualized return on average equity (“ROAE”) of 9.40%, an annualized return on average tangible common equity (“ROATCE”) of 14.93%, and an annualized return on average assets (“ROAA”) of 1.23%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We are pleased with our third quarter results. The Bank continues to execute on our strategy of banking the best small to medium sized businesses in the markets we serve. The results in the third quarter represent our 190th consecutive quarter of profitability. I am very proud of the commitment of our associates to our mission and the loyalty of our customers to our shared vision of success.”

Highlights for the Third Quarter of 2024

•	Net interest margin of 3.05%

•	Efficiency Ratio of 46.5%

•	TCE Ratio = 9.7% & CET1 Ratio > 15%

•	Net income grew by 2.4%, compared to the second quarter of 2024

•	Deposits and customer repurchase agreements increased $408 million compared to the end of the second quarter of 2024

•	Noninterest-bearing deposits were 59% of total deposits

•	Early redemption of $1.3 billion of Bank Term Funding Program borrowings

•	Sold $312 million in AFS securities for a loss of $11.6 million

•	Executed the sale and leaseback of two buildings generating gains of $9.1 million

•	Loans declined by $109 million, or 1.3% from the end of the second quarter of 2024

•	Net recoveries were $156,000 for the third quarter of 2024

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(Dollars in thousands, except per share amounts)
Net interest income	$113,619	$110,849	$123,371	$336,929	$368,634
Recapure of (provision for) credit losses	-	-	(2,000)	-	(4,000)
Noninterest income	12,834	14,424	14,309	41,371	40,167
Noninterest expense	(58,835)	(56,497)	(55,058)	(175,103)	(163,956)
Income taxes	(16,394)	(18,741)	(22,735)	(53,339)	(67,918)

Net earnings	$51,224	$50,035	$57,887	$149,858	$172,927

Earnings per common share:
Basic	$0.37	$0.36	$0.42	$1.07	$1.24
Diluted	$0.37	$0.36	$0.42	$1.07	$1.24

NIM	3.05%	3.05%	3.31%	3.06%	3.32%
ROAA	1.23%	1.24%	1.40%	1.23%	1.41%
ROAE	9.40%	9.57%	11.33%	9.43%	11.50%
ROATCE	14.93%	15.51%	18.82%	15.19%	19.24%
Efficiency ratio	46.53%	45.10%	39.99%	46.29%	40.11%

Net Interest Income

Net interest income was $113.6 million for the third quarter of 2024. This represented a $2.8 million, or 2.50%, increase from the second quarter of 2024, and a $9.8 million, or 7.90%, decrease from the third quarter of 2023. The quarter-over-quarter increase in net interest income was primarily due to a $7.0 million increase in interest income resulting from a $513 million average increase in our interest-earning balances due from the Federal Reserve, partially offset by a $3.8 million increase in interest on deposits. The decline in net interest income compared to the third quarter of 2023 was primarily due to a 26 basis point decline in net interest margin.

Net Interest Margin

Our tax equivalent net interest margin was 3.05% for both the second and third quarters of 2024, compared to 3.31% for the third quarter of 2023. Our cost of funds compared to the second quarter of 2024 increased nine basis points, which was offset by a six basis point increase in our interest-earning asset yield. The six basis point increase in our interest-earning asset yield was due to a five basis point increase in loan yields and funds on deposit at the Federal Reserve increasing as a percentage of earnings assets to 8.2%, from 4.8% in the prior quarter. Average funds held at the Federal Reserve of $1.22 billion, grew by $513 million from the second quarter of 2024, earning 5.4% on average for the third quarter. Our cost of funds increased in the third quarter to 1.47%, as our cost of deposits and customer repurchase agreements increased by 14 basis points to 1.01%. The cost of interest-bearing non-maturity deposits increased from the prior quarter by 22 basis points. On average, borrowings decreased by $121 million compared to the second quarter, while continuing to have an average cost of 4.77%. The 26 basis point decrease in net interest margin compared to the third quarter of 2023, was primarily the result of a 55 basis point increase in cost of funds. This increase in cost of funds from the prior year quarter was the result of a 46 basis point increase in the cost of deposits and an increase in the level of borrowings, which grew on average by $411 million. A 25 basis point increase in earning asset yields over the prior year quarter partially offset the increase in funding costs. The higher earning asset yields, included higher loan yields, which grew from 5.07% for the third quarter of 2023 to 5.31% for the third quarter of 2024. The higher earning asset yield was also the result of the increase in average funds held at the Federal Reserve, which grew from 3.1% of earning assets in the third quarter of 2023 to 8.2% in the third quarter of 2024.

Earning Assets and Deposits

On average, total earning assets grew by $262 million, or 1.79%, quarter-over-quarter. This growth includes the $513 million increase in average funds on deposit at the Federal Reserve. Investment securities and loans declined on average by $126.9 million and $126.3 million, respectively, when compared to the second quarter of 2024. The decline in investment securities includes the impact of selling approximately $300 million of AFS securities during the third quarter. Compared to the third quarter of 2023, the mix of assets changed modestly, with the average balance of investment securities decreasing by $462.6 million, declining from 37% to 34% of total earning assets. Conversely, the average amount of funds held at the Federal Reserve increased by $748.8 million, growing from 3.1% of total earning assets in the third quarter of 2023 to 8.2% for the third quarter of 2024. Noninterest-bearing deposits declined on average by $28.4 million, or 0.40%, from the second quarter of 2024 and interest-bearing deposits and customer repurchase agreements increased on average by $279.2 million. Compared to the third quarter of 2023, total deposits and customer repurchase agreements declined on average by $503.7 million, or 3.90%, including a decline of $688 million, or 8.8%, in noninterest-bearing deposits. Non-maturity interest-bearing deposits and customer repurchase agreements decreased by $247.5 million on average, while time deposits grew on average by $431.9 million. On average, noninterest-bearing deposits were 59.10% of total deposits during the most recent quarter, compared to 60.20% for the second quarter of 2024 and 62.09% for the third quarter of 2023.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	September 30, 2024		June 30, 2024		September 30, 2023
	(Dollars in thousands)
Yield on average investment securities (TE)	2.67%		2.71%		2.64%
Yield on average loans	5.31%		5.26%		5.07%
Yield on average earning assets (TE)	4.43%		4.37%		4.18%
Cost of deposits	0.98%		0.88%		0.52%
Cost of funds	1.47%		1.38%		0.92%
Net interest margin (TE)	3.05%		3.05%		3.31%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,080,033	34.01%	$5,206,959	35.49%	$5,542,590	37.20%
Interest-earning deposits with other institutions	1,232,551	8.25%	716,916	4.89%	473,391	3.18%
Loans	8,605,270	57.61%	8,731,587	59.51%	8,862,462	59.48%
Total interest-earning assets	14,935,866		14,673,474		14,900,003

Provision for Credit Losses

There was no provision for credit losses in the third and second quarter of 2024, compared to $2.0 million in provision in the third quarter of 2023. Net recoveries for the third quarter of 2024 were $156,000, compared to net charge-offs $31,000 in the prior quarter. Allowance for credit losses represented 0.97% of gross loans at September 30, 2024, compared to 0.95% at June 30, 2024.

Noninterest Income

Noninterest income was $12.8 million for the third quarter of 2024, compared with $14.4 million for the second quarter of 2024 and $14.3 million for the third quarter of 2023. During the third quarter of 2024, the Bank executed sale-leaseback transactions with the sale of two buildings, which operate as Banking Centers, and were simultaneously leased back, resulting in a pre-tax net gain of $9.1 million. The gains on selling the buildings were offset by realizing a pre-tax net loss of $11.6 million on the sale of $312 million of AFS securities. Third quarter income from Bank Owned Life Insurance (“BOLI”) increased by $557,000 from the second quarter of 2024 and increased by $2 million compared to the third quarter of 2023. We experienced $320,000 in death benefits that exceeded the asset value on certain policies in the third quarter of 2024, compared to no death benefits in the second quarter of 2024 and no death benefits in the third quarter of 2023. The year-over-year increase of $2 million in BOLI income was primarily due to the restructuring and enhancements in BOLI policies during the fourth quarter of 2023. Trust and investment service fees grew by 4.0% or $137,000 compared to the prior quarter and by 9.8% or $319,000 compared to the third quarter of 2023.

Noninterest Expense

Noninterest expense for the third quarter of 2024 was $58.8 million, compared to $56.5 million for the second quarter of 2024 and $55.0 million for the third quarter of 2023. The $2.3 million quarter-over-quarter increase included a $1.2 million increase in staff related expense, as annual salary increases took effect in July. The $690,000 quarter-over-quarter increase in regulatory assessments was due to the $700,000 accrual adjustment in the second quarter of 2024 related the FDIC special assessment. There was a $750,000 recapture of provision for unfunded loan commitments in the third quarter of 2024, compared to a $500,000 recapture of provision in the second quarter of 2024 and $900,000 recaptured in the third quarter of 2023. Occupancy and equipment expense grew by $432,000 or 7%, compared to the prior quarter, including the impact of the two buildings that were sold and leased back during the third quarter.

The $3.8 million increase in noninterest expense year-over-year included increased staff related expenses of $1.9 million, or 5.48%. Professional services increased $738,000, including a $627,000 increase in legal expense year-over-year. Occupancy and equipment expense increased by $586,000, or 10.43% and software expense increased $258,000, or 7% year-over-year. As a percentage of average assets, noninterest expense was 1.42% for the third quarter of 2024, compared to 1.40% for the second quarter of 2024 and 1.33% for the third quarter of 2023. The efficiency ratio for the third quarter of 2024 was 46.53%, compared to 45.10% for the second quarter of 2024 and 39.99% for the third quarter of 2023.

Income Taxes

Our effective tax rate for the nine months ended September 30, 2024 was 26.25%, compared with 28.20% for the same period of 2023. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.4 billion at September 30, 2024. This represented a decrease of $748.3 million, or 4.63%, from total assets of $16.15 billion at June 30, 2024. The decrease in assets included a $416.9 million decrease in interest-earning balances due from the Federal Reserve, a $304.8 million decrease in investment securities, and a $109.4 million decrease in net loans.

Total assets decreased by $617.8 million, or 3.86%, from total assets of $16.02 billion at December 31, 2023. The decrease in assets included a $549.9 million decrease in investment securities, and a $328.4 million decrease in net loans, partially offset by a $142.9 million increase in interest-earning balances due from the Federal Reserve.

Total assets at September 30, 2024 decreased by $499.8 million, or 3.14%, from total assets of $15.90 billion at September 30, 2023. The decrease in assets was primarily due to a $491.8 million decrease in investment securities and a $299.0 million decrease in net loans, partially offset by an increase of $188.6 million in interest-earning balances due from the Federal Reserve and a $57.1 million increase in the cash surrender value of BOLI.

Sale-Leaseback Transaction

During the third quarter of 2024, the Bank executed sale-leaseback transactions and sold two buildings, that are utilized as Banking Centers, for an aggregate sale price of $17 million. The Bank simultaneously entered into lease agreements with the respective purchasers for initial terms of 15 and 18 years. These sale-leaseback transactions resulted in a pre-tax net gain of $9.1 million for the third quarter of 2024. The Bank also recorded Right of Use (“ROU”) assets and corresponding operating lease liabilities each totaling $11.2 million.

Investment Securities and BOLI

Total investment securities were $4.87 billion at September 30, 2024, a decrease of $549.9 million, or 10.14% from December 31, 2023, and a decrease of $491.8 million, or 9.17%, from $5.36 billion at September 30, 2023.

At September 30, 2024, investment securities available-for-sale (“AFS”) totaled $2.47 billion, inclusive of a pre-tax net unrealized loss of $367.7 million. AFS securities decreased by $280.2 million from the prior quarter end, by $490.5 million, or 16.59%, from December 31, 2023 and decreased by $407.6 million, or 14.19%, from $2.87 billion at September 30, 2023. Pre-tax unrealized loss decreased by $120.2 million from the end of the prior quarter, and declined by $82.1 million from December 31, 2023 and by $260.7 million from September 30, 2023.

Concurrent with the sale-leaseback transactions during the third quarter of 2024, the Bank sold AFS securities with a book value of $312 million, resulting in a net pre-tax loss of $11.6 million.

At September 30, 2024, investment securities held-to-maturity (“HTM”) totaled $2.41 billion, a decrease of $24.6 million from the prior quarter end, a $59.4 million, or 2.41% decline from December 31, 2023, and a decrease of $84.2 million, or 3.38%, from September 30, 2023.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $3.82 billion or approximately 78% of the total investment securities at September 30, 2024. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at September 30, 2024, we had $552.6 million of Government Agency securities that represent approximately 11.3% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $485.7 million as of September 30, 2024, or 10% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 16.09%, Minnesota at 11.07%, and California at 9.71%.

At September 30, 2024, the Company had $316.6 million of Bank Owned Life insurance (“BOLI”), compared to $308.7 million at December 31, 2023 and $259.5 million at September 30, 2023. The $57.1 million increase in value of BOLI, when compared to September 30, 2023, was primarily due to a restructuring of the Company’s life insurance policies at the end of 2023, including a $4.5 million write-down in value on surrender policies that was offset by a $10.9 million enhancement to cash surrender values, as well as additional policy purchases totaling $41 million. This restructuring has increased returns on our BOLI policies resulting in additional non-taxable noninterest income in 2024.

Loans

Total loans and leases, at amortized cost, of $8.57 billion at September 30, 2024 decreased by $109.3 million, or 1.26%, from June 30, 2024. The quarter-over quarter decrease in loans included decreases of $46.3 million in commercial real estate loans, $37.5 million in construction loans, $19.7 million in commercial and industrial loans, and $8.1 million in dairy & livestock and agribusiness loans.

Total loans and leases, at amortized cost, decreased by $332.3 million, or 3.73%, from December 31, 2023. The decrease in total loans included decreases of $165.9 million in commercial real estate loans, $70.5 million in dairy & livestock and agribusiness loans, $52.0 million in construction loans, and $33.4 million in commercial and industrial loans.

Total loans and leases, at amortized cost, decreased by $305.1 million, or 3.44%, from September 30, 2023. The $305.1 million decrease included decreases of $224.4 million in commercial real estate loans, $48.3 million in construction loans, $13.1 million in SBA loans, $9.0 million in dairy & livestock and agribusiness loans, and $8.0 million in municipal lease financings.

Asset Quality

During the third quarter of 2024, we experienced credit charge-offs of $26,000 and total recoveries of $182,000, resulting in net recoveries of $156,000. The allowance for credit losses (“ACL”) totaled $82.9 million at September 30, 2024, compared to $82.8 million at June 30, 2024 and $89.0 million at September 30, 2023. At September 30, 2024, ACL as a percentage of total loans and leases outstanding was 0.97%. This compares to 0.95% at June 30, 2024 and 0.98% at December 31, 2023 and 1.00% at September 30, 2023.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	September 30, 2024	June 30, 2024	September 30, 2023
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$18,794	$21,908	$3,655
SBA	151	337	1,050
Commercial and industrial	2,825	2,712	4,672
Dairy & livestock and agribusiness	143	-	243
SFR mortgage	-	-	339
Consumer and other loans	-	-	4

Total	$21,913	$24,957	$9,963	[1]

% of Total loans	0.26%	0.29%	0.11%
OREO
Commercial real estate	$-	$-	$-
Commercial and industrial	647	647	-
SFR mortgage	-	-	-

Total	$647	$647	$-

Total nonperforming assets	$22,560	$25,604	$9,963

% of Nonperforming assets to total assets	0.15%	0.16%	0.06%

Past due 30-89 days (accruing)
Commercial real estate	$30,701	$43	$136
SBA	-	-	-
Commercial and industrial	64	103	-
Dairy & livestock and agribusiness	-	-	-
SFR mortgage	-	-	-
Consumer and other loans	-	-	-

Total	$30,765	$146	$136

% of Total loans	0.36%	0.00%	0.00%

Classified Loans	$124,606	$124,728	$92,246

[1] Includes $2.6 million of nonaccrual loans past due 30-89 days.

The $3.0 million decrease in nonperforming loans from June 30, 2024 was primarily due to the payoff of one nonperforming commercial real estate loans totaling $2.3 million and $1.4 million in paydowns of nonperforming commercial real estate loans associated with two relationships. Past due loans grew to more than $30 million on September 30, 2024. Classified loans are loans that are graded “substandard” or worse. Classified loans decreased $122,000 quarter-over-quarter, primarily due to a $668,000 net decrease in classified commercial real estate loans, which included the payoff of 4 loans totaling $11.5 million that were partially offset by the addition of six classified commercial real estate loans in the third quarter of 2024. Classified dairy & livestock and agribusiness loans declined by $3.5 million due to paydowns and classified commercial and industrial loans increased $3.5 million primarily due to the addition of one classified commercial and industrial loan.

Deposits & Customer Repurchase Agreements

Deposits of $12.07 billion and customer repurchase agreements of $394.5 million totaled $12.47 billion at September 30, 2024. This represented a net increase of $407.9 million compared to June 30, 2024. Total deposits at September 30, 2024 included $400 million in brokered time deposits. Total deposits and customer repurchase agreements increased $761.7 million, or 6.51%, when compared to $11.71 billion at December 31, 2023 partially due to the growth in brokered deposits, and decreased $161.3 million, or 1.28% when compared to $12.63 billion at September 30, 2023.

Noninterest-bearing deposits were $7.14 billion at September 30, 2024, an increase of $46.7 million, or 0.66%, when compared to $7.09 billion at June 30, 2024. Noninterest-bearing deposits decreased by $69.4 million, or 0.96% when compared to $7.21 billion at December 31, 2023, and decreased by $449.8 million, or 5.93% when compared to $7.59 billion at September 30, 2023. At September 30, 2024, noninterest-bearing deposits were 59.12% of total deposits, compared to 60.13% at June 30, 2024, 63.03% at December 31, 2023, and 61.39% at September 30, 2023.

Borrowings

As of September 30, 2024, total borrowings consisted of $500 million of FHLB advances. The FHLB advances include maturities of $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027. During the third quarter of 2024, we repaid the $1.3 billion of borrowings from the Federal Reserve’s Bank Term Funding Program, with a cost of 4.76%, that were scheduled to mature in January of 2025.

Capital

The Company’s total equity was $2.20 billion at September 30, 2024. This represented an overall increase of $119.9 million from total equity of $2.08 billion at December 31, 2023. Increases to equity included $149.9 million in net earnings and a $48.7 million increase in other comprehensive income, that were partially offset by $83.9 million in cash dividends. We engaged in no stock repurchases during the first nine months of 2024. Our tangible book value per share at September 30, 2024 was $10.17.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2024	December 31, 2023	September 30, 2023

Tier 1 leverage capital ratio	4.0%	10.6%	10.3%	10.0%
Common equity Tier 1 capital ratio	7.0%	15.8%	14.6%	14.4%
Tier 1 risk-based capital ratio	8.5%	15.8%	14.6%	14.4%
Total risk-based capital ratio	10.5%	16.6%	15.5%	15.3%

Tangible common equity ratio		9.7%	8.5%	7.7%

CitizensTrust

As of September 30, 2024, CitizensTrust had approximately $4.7 billion in assets under management and administration, including $3.3 billion in assets under management. Revenues were $3.6 million for the third quarter of 2024, compared to $3.2 million for the same period of 2023. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 24, 2024 to discuss the Company’s third quarter 2024 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI6b56a1a5e9bf45efa402c04252b87308

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target, key personnel and customers into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2024	December 31, 2023	September 30, 2023

Cash and due from banks	$200,651	$171,396	$176,488
Interest-earning balances due from Federal Reserve	252,809	109,889	64,207

Total cash and cash equivalents	453,460	281,285	240,695

Interest-earning balances due from depository institutions	24,338	8,216	4,108
Investment securities available-for-sale	2,465,585	2,956,125	2,873,163
Investment securities held-to-maturity	2,405,254	2,464,610	2,489,441

Total investment securities	4,870,839	5,420,735	5,362,604

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	18,012
Loans and lease finance receivables	8,572,565	8,904,910	8,877,632
Allowance for credit losses	(82,942)	(86,842)	(88,995)

Net loans and lease finance receivables	8,489,623	8,818,068	8,788,637

Premises and equipment, net	36,275	44,709	44,561
Bank owned life insurance (BOLI)	316,553	308,706	259,468
Intangibles	11,130	15,291	16,736
Goodwill	765,822	765,822	765,822
Other assets	417,164	340,149	402,372

Total assets	$15,403,216	$16,020,993	$15,903,015

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,136,824	$7,206,175	$7,586,649
Investment checking	504,028	552,408	560,223
Savings and money market	3,745,707	3,278,664	3,906,187
Time deposits	685,930	396,395	305,727

Total deposits	12,072,489	11,433,642	12,358,786
Customer repurchase agreements	394,515	271,642	269,552
Other borrowings	500,000	2,070,000	1,120,000
Other liabilities	238,381	167,737	203,276

Total liabilities	13,205,385	13,943,021	13,951,614

Stockholders’ Equity
Stockholders’ equity	2,472,660	2,401,541	2,378,539
Accumulated other comprehensive loss, net of tax	(274,829)	(323,569)	(427,138)

Total stockholders’ equity	2,197,831	2,077,972	1,951,401

Total liabilities and stockholders’ equity	$15,403,216	$16,020,993	$15,903,015

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Assets
Cash and due from banks	$162,383	$162,724	$176,133	$162,385	$176,559
Interest-earning balances due from Federal Reserve	1,216,671	704,023	467,873	786,282	285,573

Total cash and cash equivalents	1,379,054	866,747	644,006	948,667	462,132

Interest-earning balances due from depository institutions	15,880	12,893	5,518	13,161	7,630
Investment securities available-for-sale	2,661,990	2,764,096	3,040,965	2,774,981	3,139,369
Investment securities held-to-maturity	2,418,043	2,442,863	2,501,625	2,439,427	2,524,799

Total investment securities	5,080,033	5,206,959	5,542,590	5,214,408	5,664,168

Investment in stock of FHLB	18,012	18,012	21,560	18,012	27,460
Loans and lease finance receivables	8,605,270	8,731,587	8,862,462	8,720,058	8,905,697
Allowance for credit losses	(82,810)	(82,815)	(86,986)	(83,788)	(86,222)

Net loans and lease finance receivables	8,522,460	8,648,772	8,775,476	8,636,270	8,819,475

Premises and equipment, net	38,906	43,624	45,315	42,291	45,731
Bank owned life insurance (BOLI)	315,435	312,645	258,485	312,574	257,358
Intangibles	11,819	13,258	17,526	13,216	19,256
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	365,740	390,834	357,280	368,951	343,782

Total assets	$16,513,161	$16,279,566	$16,433,578	$16,333,372	$16,412,814

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,124,952	$7,153,315	$7,813,120	$7,153,557	$7,908,749
Interest-bearing	4,931,220	4,728,864	4,769,897	4,705,566	4,624,848

Total deposits	12,056,172	11,882,179	12,583,017	11,859,123	12,533,597
Customer repurchase agreements	363,959	287,128	340,809	320,280	461,478
Other borrowings	1,729,405	1,850,330	1,318,098	1,856,771	1,273,521
Other liabilities	196,832	157,463	164,624	174,328	133,046

Total liabilities	14,346,368	14,177,100	14,406,548	14,210,502	14,401,642

Stockholders’ Equity
Stockholders’ equity	2,479,766	2,456,945	2,383,922	2,456,348	2,357,028
Accumulated other comprehensive loss, net of tax	(312,973)	(354,479)	(356,892)	(333,478)	(345,856)

Total stockholders’ equity	2,166,793	2,102,466	2,027,030	2,122,870	2,011,172

Total liabilities and stockholders’ equity	$16,513,161	$16,279,566	$16,433,578	$16,333,372	$16,412,814

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest income:
Loans and leases, including fees	$114,929	$114,200	$113,190	$345,478	$332,574
Investment securities:
Investment securities available-for-sale	20,178	21,225	22,441	62,849	61,393
Investment securities held-to-maturity	13,284	13,445	13,576	40,131	41,272

Total investment income	33,462	34,670	36,017	102,980	102,665
Dividends from FHLB stock	375	377	598	1,171	1,430
Interest-earning deposits with other institutions	16,986	9,825	6,422	32,884	11,583

Total interest income	165,752	159,072	156,227	482,513	448,252

Interest expense:
Deposits	29,821	25,979	16,517	77,166	32,647
Borrowings and customer repurchase agreements	22,312	22,244	16,339	68,418	46,971

Total interest expense	52,133	48,223	32,856	145,584	79,618

Net interest income before provision for (recapture of) credit losses	113,619	110,849	123,371	336,929	368,634
Provision for (recapture of) credit losses	-	-	2,000	-	4,000

Net interest income after provision for (recapture of) credit losses	113,619	110,849	121,371	336,929	364,634

Noninterest income:
Service charges on deposit accounts	5,120	5,117	5,062	15,273	15,244
Trust and investment services	3,565	3,428	3,246	10,217	9,475
Loss on sale of AFS investment securities	(11,582)	-	-	(11,582)	-
Gain on sale leaseback transactions	9,106	-	-	9,106	-
Other	6,625	5,879	6,001	18,357	15,448

Total noninterest income	12,834	14,424	14,309	41,371	40,167

Noninterest expense:
Salaries and employee benefits	36,647	35,426	34,744	108,474	103,539
Occupancy and equipment	6,204	5,772	5,618	17,541	16,585
Professional services	2,855	2,726	2,117	7,836	6,375
Computer software expense	3,906	3,949	3,648	11,380	10,372
Marketing and promotion	1,964	1,956	1,628	5,550	4,664
Amortization of intangible assets	1,286	1,437	1,567	4,161	5,006
(Recapture of) provision for unfunded loan commitments	(750)	(500)	(900)	(1,250)	-
Other	6,723	5,731	6,636	21,411	17,415

Total noninterest expense	58,835	56,497	55,058	175,103	163,956

Earnings before income taxes	67,618	68,776	80,622	203,197	240,845
Income taxes	16,394	18,741	22,735	53,339	67,918

Net earnings	$51,224	$50,035	$57,887	$149,858	$172,927

Basic earnings per common share	$0.37	$0.36	$0.42	$1.07	$1.24

Diluted earnings per common share	$0.37	$0.36	$0.42	$1.07	$1.24

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.60	$0.60

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest income - tax equivalent (TE)	$166,285	$159,607	$156,771	$484,120	$449,888
Interest expense	52,133	48,223	32,856	145,584	79,618

Net interest income - (TE)	$114,152	$111,384	$123,915	$338,536	$370,270

Return on average assets, annualized	1.23%	1.24%	1.40%	1.23%	1.41%
Return on average equity, annualized	9.40%	9.57%	11.33%	9.43%	11.50%
Efficiency ratio [1]	46.53%	45.10%	39.99%	46.29%	40.11%
Noninterest expense to average assets, annualized	1.42%	1.40%	1.33%	1.43%	1.34%
Yield on average loans	5.31%	5.26%	5.07%	5.29%	4.99%
Yield on average earning assets (TE)	4.43%	4.37%	4.18%	4.38%	4.04%
Cost of deposits	0.98%	0.88%	0.52%	0.87%	0.35%
Cost of deposits and customer repurchase agreements	1.01%	0.87%	0.51%	0.87%	0.34%
Cost of funds	1.47%	1.38%	0.92%	1.39%	0.75%
Net interest margin (TE)	3.05%	3.05%	3.31%	3.06%	3.32%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	9.71%	8.68%	7.73%
Citizens Business Bank	9.59%	8.57%	7.63%

[2] (Capital - [GW+Intangibles])/(Total Assets — [GW+Intangibles])

Weighted average shares outstanding
Basic	138,649,763	138,583,510	138,345,000	138,415,424	138,360,531
Diluted	138,839,499	138,669,058	138,480,633	138,548,651	138,481,462
Dividends declared	$27,977	$28,018	$27,901	$83,881	$83,695
Dividend payout ratio [3]	54.62%	56.00%	48.20%	55.97%	48.40%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,678,314	139,677,162	139,337,699
Book value per share	$15.73	$15.12	$14.00
Tangible book value per share	$10.17	$9.55	$8.39

	September 30, 2024	December 31, 2023	September 30, 2023
Nonperforming assets:
Nonaccrual loans	$21,913	$21,302	$9,963
Other real estate owned (OREO), net	647	-	-

Total nonperforming assets	$22,560	$21,302	$9,963

Modified loans/performing troubled debt restructured loans (TDR) [4]	$15,769	$9,460	$7,304

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.26%	0.24%	0.11%
Percentage of nonperforming assets to total assets	0.15%	0.13%	0.06%
Allowance for credit losses to nonperforming assets	367.65%	407.67%	893.26%

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Allowance for credit losses:
Beginning balance	$82,786	$82,817	$86,967	$86,842	$85,117
Total charge-offs	(26)	(51)	(26)	(4,344)	(224)
Total recoveries on loans previously charged-off	182	20	54	444	102

Net recoveries (charge-offs)	156	(31)	28	(3,900)	(122)
Provision for (recapture of) credit losses	-	-	2,000	-	4,000

Allowance for credit losses at end of period	$82,942	$82,786	$88,995	$82,942	$88,995

Net recoveries (charge-offs) to average loans	0.002%	-0.000%	0.000%	-0.045%	-0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	September 30, 2024		December 31, 2023		September 30, 2023
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$69.7	1.05%	$69.5	1.02%	$70.9	1.04%
Construction	0.5	3.07%	1.3	1.91%	1.0	1.59%
SBA	2.5	0.92%	2.7	0.99%	3.0	1.08%
Commercial and industrial	5.3	0.56%	9.1	0.94%	9.3	0.99%
Dairy & livestock and agribusiness	3.8	1.12%	3.1	0.75%	3.6	1.01%
Municipal lease finance receivables	0.2	0.28%	0.2	0.29%	0.3	0.33%
SFR mortgage	0.4	0.16%	0.5	0.20%	0.5	0.20%
Consumer and other loans	0.5	0.99%	0.4	0.85%	0.4	0.82%

Total	$82.9	0.97%	$86.8	0.98%	$89.0	1.00%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2024		2023		2022
Quarter End	High	Low	High	Low	High	Low
March 31,	$20.45	$15.95	$25.98	$16.34	$24.37	$21.36
June 30,	$17.91	$15.71	$16.89	$10.66	$25.59	$22.37
September 30,	$20.29	$16.08	$19.66	$12.89	$28.14	$22.63
December 31,	$-	$-	$21.77	$14.62	$29.25	$25.26

Quarterly Consolidated Statements of Earnings

		Q3	Q2	Q1	Q4	Q3
		2024	2024	2024	2023	2023
Interest income
Loans and leases, including fees		$114,929	$114,200	$116,349	$115,721	$113,190
Investment securities and other		50,823	44,872	41,340	42,357	43,037

Total interest income		165,752	159,072	157,689	158,078	156,227

Interest expense
Deposits		29,821	25,979	21,366	18,888	16,517
Borrowings and customer repurchase agreements		22,312	22,244	23,862	19,834	16,339

Total interest expense		52,133	48,223	45,228	38,722	32,856

Net interest income before (recapture of) provision for credit losses		113,619	110,849	112,461	119,356	123,371
(Recapture of) provision for credit losses		-	-	-	(2,000)	2,000

Net interest income after (recapture of) provision for credit losses		113,619	110,849	112,461	121,356	121,371

Noninterest income		12,834	14,424	14,113	19,163	14,309
Noninterest expense		58,835	56,497	59,771	65,930	55,058

Earnings before income taxes		67,618	68,776	66,803	74,589	80,622
Income taxes		16,394	18,741	18,204	26,081	22,735

Net earnings		$51,224	$50,035	$48,599	$48,508	$57,887

Effective tax rate		24.25%	27.25%	27.25%	34.97%	28.20%

Basic earnings per common share		$0.37	$0.36	$0.35	$0.35	$0.42
Diluted earnings per common share		$0.37	$0.36	$0.35	$0.35	$0.42

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,977	$28,018	$27,886	$27,945	$27,901

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Commercial and industrial	$6,618,637	$6,664,925	$6,720,538	$6,784,505	$6,843,059
Construction	14,755	52,227	58,806	66,734	63,022
SBA	272,001	267,938	268,320	270,619	283,124
SBA - PPP	1,255	1,757	2,249	2,736	3,233
Commercial and industrial	936,489	956,184	963,120	969,895	938,064
Dairy & livestock and agribusiness	342,445	350,562	351,624	412,891	351,463
Municipal lease finance receivables	67,585	70,889	72,032	73,590	75,621
SFR mortgage	267,181	267,593	276,475	269,868	268,171
Consumer and other loans	52,217	49,771	57,549	54,072	51,875

Gross loans, at amortized cost	8,572,565	8,681,846	8,770,713	8,904,910	8,877,632
Allowance for credit losses	(82,942)	(82,786)	(82,817)	(86,842)	(88,995)

Net loans	$8,489,623	$8,599,060	$8,687,896	$8,818,068	$8,788,637

Deposit Composition by Type and Customer Repurchase Agreements

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Noninterest-bearing	$7,136,824	$7,090,095	$7,112,789	$7,206,175	$7,586,649
Investment checking	504,028	515,930	545,066	552,408	560,223
Savings and money market	3,745,707	3,409,320	3,561,512	3,278,664	3,906,187
Time deposits	685,930	774,980	675,554	396,395	305,727

Total deposits	12,072,489	11,790,325	11,894,921	11,433,642	12,358,786

Customer repurchase agreements	394,515	268,826	275,720	271,642	269,552

Total deposits and customer repurchase agreements	$12,467,004	$12,059,151	$12,170,641	$11,705,284	$12,628,338

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Nonperforming loans:
Commercial real estate	$18,794	$21,908	$10,661	$15,440	$3,655
Construction	-	-	-	-	-
SBA	151	337	54	969	1,050
Commercial and industrial	2,825	2,712	2,727	4,509	4,672
Dairy & livestock and agribusiness	143	-	60	60	243
SFR mortgage	-	-	308	324	339
Consumer and other loans	-	-	-	-	4

Total	$21,913	$24,957	$13,810	$21,302	$9,963	[1]

% of Total loans	0.26%	0.29%	0.16%	0.24%	0.11%

Past due 30-89 days (accruing):
Commercial real estate	$30,701	$43	$19,781	$300	$136
Construction	-	-	-	-	-
SBA	-	-	408	108	-
Commercial and industrial	64	103	6	12	-
Dairy & livestock and agribusiness	-	-	-	-	-
SFR mortgage	-	-	-	201	-
Consumer and other loans	-	-	-	18	-

Total	$30,765	$146	$20,195	$639	$136

% of Total loans	0.36%	0.00%	0.23%	0.01%	0.00%

OREO:

Commercial real estate	$-	$-	$-	$-	$-
SBA	-	-	-	-	-
Commercial and industrial	647	647	647	-	-
SFR mortgage	-	-	-	-	-

Total	$647	$647	$647	$-	$-

Total nonperforming, past due, and OREO	$53,325	$25,750	$34,652	$21,941	$10,099

% of Total loans	0.62%	0.30%	0.40%	0.25%	0.11%

[1]	Includes $2.6 million of nonaccrual loans past due 30-89 days.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2024	December 31, 2023	September 30, 2023

Tier 1 leverage capital ratio	4.0%	10.6%	10.3%	10.0%
Common equity Tier 1 capital ratio	7.0%	15.8%	14.6%	14.4%
Tier 1 risk-based capital ratio	8.5%	15.8%	14.6%	14.4%
Total risk-based capital ratio	10.5%	16.6%	15.5%	15.3%

Tangible common equity ratio		9.7%	8.5%	7.7%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2024, December 31, 2023 and September 30, 2023.

	September 30, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,197,831	$2,077,972	$1,951,401
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(11,130)	(15,291)	(16,736)

Tangible book value	$1,420,879	$1,296,859	$1,168,843
Common shares issued and outstanding	139,678,314	139,344,981	139,337,699

Tangible book value per share	$10.17	$9.31	$8.39

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(Dollars in thousands)

Net Income	$51,224	$50,035	$57,887	$149,858	$172,927
Add: Amortization of intangible assets	1,286	1,437	1,567	4,161	5,006
Less: Tax effect of amortization of intangible assets [1]	(380)	(425)	(463)	(1,230)	(1,480)

Tangible net income	$52,130	$51,047	$58,991	$152,789	$176,453

Average stockholders’ equity	$2,166,793	$2,102,466	$2,027,030	$2,122,870	$2,011,172
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(11,819)	(13,258)	(17,526)	(13,216)	(19,256)

Average tangible common equity	$1,389,152	$1,323,386	$1,243,682	$1,343,832	$1,226,094

Return on average equity, annualized [2]	9.40%	9.57%	11.33%	9.43%	11.50%

Return on average tangible common equity, annualized [2]	14.93%	15.51%	18.82%	15.19%	19.24%

[1] Tax effected at respective statutory rates.

[2] Annualized where applicable.